Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-123332, 333-58648, 333-59826, 333-82122, 333-104697, 333-113299 and 333-134618) and Form S-3 (Registration Nos. 333-107799, 333-107028, 333-129687 and 333-140424) of our reports dated March 6, 2007, with respect to the consolidated financial statements of Introgen Therapeutics, Inc., Introgen Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Introgen Therapeutics, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2006.
/s/ Ernst & Young LLP
Austin, Texas
March 6, 2007